UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 30, 2013

LASALLE HOTEL PROPERTIES
(Exact name of registrant as specified in its charter)

Maryland	1-14045	36-4219376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center
Suite 1200
Bethesda, Maryland 20814
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (301) 941-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
o     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
o          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
o          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
o          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 30, 2013, the Compensation Committee of the Board of Trustees (the “Committee”) of LaSalle Hotel Properties (NYSE:LHO) (the “Company”) approved long-term equity incentive awards pursuant to the Company’s 2009 Equity Incentive Plan to Michael D. Barnello, the Company’s President and Chief Executive Officer, Bruce A. Riggins, the Company’s Executive Vice President, Chief Financial Officer and Secretary and Alfred L. Young, Jr., the Company’s Executive Vice President and Chief Operating Officer.
The Committee granted an award of 28,838 time-based restricted shares to Mr. Barnello, an award of 10,882 time-based restricted shares to Mr. Riggins and an award 13,985 time-based restricted shares to Mr. Young. Each award vests approximately one-third of the awarded amount on January 1, 2014, 2015 and 2016. All of the shares are issued and outstanding as of the grant date (January 30, 2013), and the awardee is entitled to receive dividends as declared and paid on the shares and to vote the shares from the date of grant.
The Committee granted a performance-based award to Mr. Barnello in a target amount of 43,257 shares, a performance-based award to Mr. Riggins in a target amount of 16,324 shares and a performance-based award to Mr. Young in a target amount of 20,978 shares. The actual amount of the award will be determined after the applicable measuring period and will depend on the “return on invested capital” of the Company and the “total return” of the Company’s common shares over the applicable measuring period. Each officer may receive as few as zero shares and as many as twice the target amount of shares. One-third of the award will be based on the Company’s return on invested capital compared to the return on invested capital of companies in a designated peer group of the Company. One-third of the award will be based on the Company’s total return compared to the total return of companies in a designated peer group of the Company. One-third of the award will be based on the amount of the Company’s total return compared to a total return goal.
Return on invested capital is calculated as adjusted funds from operations of a company divided by its book value of long-term indebtedness plus common and preferred equity. Total return is as calculated by the NAREIT Equity Index and is the increase in the market price of a company’s common shares plus dividends declared thereon and assuming such dividends are reinvested.
After the actual amount of the performance-based award is determined (or earned) on the determination date, the earned shares will be fully vested and generally transferable. Dividends will be deemed to have accrued on all of the earned shares during the measuring period until the determination date. Such accrued dividends on earned shares will be paid to the awardee on the determination date. Thereafter, the awardee is entitled to receive dividends as declared and paid on the earned shares and to vote the shares.
The time-based and performance-based awards were designed to align the executive officers’ interests with those of the Company’s shareholders and are a significant component of overall executive officer compensation.
The Committee also increased the annual base salaries of Messrs. Barnello, Riggins and Young for 2013 to $780,000, $406,000 and $470,000, respectively. The Committee established 2013 annual cash incentive bonus targets for Messrs. Barnello, Riggins and Young of $980,000, $292,000 and $352,500, respectively.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

By:	/s/ Bruce A. Riggins
Bruce A. Riggins
Chief Financial Officer, Executive Vice President and Secretary

Dated: February 5, 2013